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                                                                    EXHIBIT 21.1

                          CREDENCE SYSTEMS CORPORATION

                          SUBSIDIARIES OF THE COMPANY



The following are wholly-owned subsidiaries of Credence Systems Corporation:

     EPRO, a California corporation;

     Credence Systems KK, a Japanese company;

     Credence Systems International, Inc., a Barbados corporation;

     Test Systems Strategies, Inc., a Delaware corporation;

     Credence International Limited, Inc., a Delaware corporation; and

     Credence Systems Korea, a South Korea company (a wholly owned subsidiary of Credence International, Limited, Inc.)